Exhibit 10.51

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 1, 2008 (the “Effective Date”), between The Global Draw Ltd (the “Company”) an indirect subsidiary of Scientific Games Corporation, a Delaware Corporation, headquartered in New York, New York, (USA) and publicly traded on the NASDAQ stock exchange (“SGC”), and Stephen Frater (“Executive”), subject to the approval of the necessary Committees of the Board of Directors of SGC, on the following terms and conditions:

W I T N E S S E T H

1.             Employment; Term.

a.               Subject to the Executive being free to take up the appointment, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein.

b.              The term of employment of the Executive under this Agreement (the “Term”) shall commence on the Effective Date and continue for an indefinite period. Executive’s employment may be terminated by either party upon giving six (6) months written notice to the other, provided, unless Executive’s employment is terminated earlier in accordance with Section 5 except that the Parties intend for this contract to be effective at least through December 31, 2010.

c.               The Executive warrants that by entering into this agreement he will not be in breach of any express or implied terms of any contract or of any other obligation binding upon him.

d.              Except for the Global Draw earnout bonus aspects of the Employment Agreement between the Company and the Executive of April 20, 2006, which bonus is to be quantified and paid in 2009, if earned in 2008, that Agreement is terminated and superseded by this Agreement.

2.             Offices and Duties.

a.               The Executive will serve as Chief Executive Officer and Chairman of the Board of Directors of the Company and as well as the Chief Executive Officer and Chairman of the Board of Games Media, coordinating the business activities of both companies and reporting to SGC’s Chairman of the Board or other such person nominated by SGC Board of Directors from time to time.

b.              The Executive will accept appointment to such position and as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the shareholders or by the Board of Directors of the Company or any subsidiary or affiliate, as the case may be.

c.               In such capacities, the Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to the Executive from time to time by the Chief Executive Officer or Chief Operating Officer or upon the authority of the Board of Directors of SGC.

d.              The Executive will work from the Company’s facility currently on Green Lane, Hounslow in the United Kingdom, the Games Media facility in Wolverhampton, and such other locations deemed necessary and appropriate by the Executive (including remote locations with remote connectivity) until such time as the parties agree that Executive shall work at another location. Executive will undertake reasonable travel as he deems necessary or as reasonably directed by the Chairman or Board of SGC.

e.               Subject to Section 5, Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine. The Executive hereby agrees to accept such employment and to serve the Company to the best of the Executive’s ability in such capacities, devoting substantially all of the Executive’s business time to such employment. The Executive shall observe and comply with all lawful and reasonable requests, instructions, resolutions and regulations of the Board of the Company or SGC. The Executive shall carry out his duties in a proper, loyal and efficient manner to the best of his ability and use his best endeavors to maintain, develop and extend the business of the Company.

3.             Reporting.  The Executive shall report to the Board in writing any matter relating to the Company or any Group Company or any of its or their officers or employees which he becomes aware of and which could be the subject of a qualifying disclosure as defined by section 43B of the Employment Rights Act 1996.

4.             Compensation; Benefits.

(a)           Base Salary.  During the Term the Company shall pay the Executive a base salary (the “Base Salary”) at the initial rate of two hundred and fifteen thousand British Pounds (£215,000) per annum (less statutory deductions), payable in accordance with the Company’s regular payroll policies and subject to all withholdings that are legally required or are agreed to by the Executive. In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute the “Base Salary” for purposes of this Agreement.

(b)           Incentive Compensation.  Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board of Directors of SGC (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (“Incentive Compensation”). Under such plan, Executive shall have the opportunity to earn up to 66.7% of Base Salary as Incentive Compensation at Target Opportunity (“Target Bonus”) and up to 133.4% of Base Salary as Incentive Compensation at Maximum Opportunity (“Incentive Compensation”) through the MICP of SGC, which payment shall be made subject to applicable withholding taxes and Company payroll policy.  This incentive compensation will not include participation in the one-time Global Draw Earnout Incentive to be awarded in 2009, if earned in 2008, which participation will be unaffected by this Agreement.

(c)           Eligibility for Annual Equity Awards.  The Executive shall be eligible to receive an annual grant of stock options or other equity awards, in the sole discretion of the Compensation Committee, in accordance with the applicable plans and programs for executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest under any such plan or program.  Any such awards under the existing 2003 Plan would vest over five (5) years, twenty percent (20%) in each year, subject to lapsing of any unvested awards at termination which equity awards will be governed by the laws of the United States.  Any such awards do not form part of the Executive’s contract of employment under UK law.  On termination of the Appointment howsoever arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any equity or stock option award or scheme (operated by the Company or any Group Company) in which he may participate.

(d)           Expense Reimbursement.     The Company shall reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement, on a timely basis upon submission by the Executive of vouchers therefore in accordance with the Company’s standard procedures.

(e)           Health and Welfare Benefits.   The Executive shall be entitled to participation in any and all medical insurance, group health, disability, life, insurance, retirement, and such other plans and programs which are made generally available by the Company to its other similarly situated executives in accordance with the terms of such plans and programs and subject to the Company’s right to at any time amend or terminate any such plan or program.  In particular, Executive, his wife and children under age 16 shall be eligible to participate in Company sponsored private health care plan. The Executive shall be entitled to paid holiday and such other time off for bank holidays each holiday year in accordance with the Company’s policies in effect from time to time. During any period in which the Executive is eligible to receive such benefits, the Company’s obligations shall be limited to paying to the Executive such sums as it receives in respect of the Executive under such insurance plans mentioned above; and, further, for the avoidance of doubt, Executive agrees in such circumstances to accept such sums in place of further payment of Base Salary and any other remuneration including Incentive Compensation and the provision of a company car under the terms of this Agreement.  During any such period, the Executive shall continue to be bound by all his obligations (other than to provide his services) under this Agreement. The benefits referred to above are conditional on the relevant insurer accepting cover for the Executive at normal rates and accepting liability for any particular claim.  In the event that the relevant insurer does not accept cover or liability in respect of the Executive at normal rates which are reasonable in the opinion of the Company or any claim by the Executive in respect of any of the benefits referred to above, the Company shall have no obligation to provide any alternative benefit or cover in this regard. The provision of the benefits described above shall not restrict the Company’s ability to terminate the Executive’s employment for any reason including, without limitation, incapacity. All and any benefits referred to above shall cease with effect from the date of termination of Executive’s employment.

(f)            Car. Payments pursuant to Section 4.5 of the April 20, 2006 Agreement will continue during this Agreement.

(g)           Sign on Equity Awards.  As of the effective date of this Agreement, and conditioned on the Shareholder’s Approval of an increase in share availability for executive compensation, on the Effective Date of this Agreement, the Company shall grant to Executive 35,000 stock options under the Scientific Games Corporation 2003 Incentive Compensation Plan (the “Award Plan”), as amended and restated and individual stock option and restricted stock agreements to be entered into by and between the Company and the

Executive (the “Equity Award Agreements”).  The equity agreements shall provide that the equity awards shall vest with respect to twenty percent (20%) of the shares of common stock subject to such award on each of the first five anniversaries of the grant date, subject to certain provisions relating to forfeiture as described in this Agreement, the Equity Award Agreements or the Equity Plan.

(h)           Pension: Executive shall participate in Company provided pension regime at the same level as like situated U.K. executives of the Company.

5.             Disciplinary and Grievance Procedures

(a)           There is no contractual disciplinary procedure which applies to the Executive’s employment with the Company.  For the avoidance of doubt, this procedure is non contractual.

(b)           The Executive shall refer any grievance he may have about his employment or an appeal in connection with any disciplinary decision relating to him to the Chairman of the Board in writing in the first instance.

(c)           The Board shall have the right to suspend the Executive from his duties on such terms and conditions as the Board shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying harassment or discrimination against the Executive and pending any disciplinary hearing. The Company shall be required to continue to pay the Salary and provide all other contractual benefits to the Executive during any period of suspension.  The Company shall not be required to give any reason for exercising its right under this clause.

6.             Termination of Employment.

(a) Termination by the Company For Cause:  The Company shall be entitled, as defined by U.K. law, to terminate this Agreement.  A sufficient cause to terminate without notice by the Company shall be the following:

(0)                                  the making of decisions without a grant of authority from the Executive’s supervisor or the Company’s shareholders, respectively, for such decisions;

(1)                                  any violation of the non-competition or confidentiality provisions of this Agreement;

(2)                                  repeated or flagrant failure to follow instructions of the Executive’s supervisor;

(3)                                  any continued or repeated violation of any provision of this Agreement despite receiving written notice of such violation from the Company;

(4)                                  SGC or Board reasonably believes that the Executive is guilty of any gross or serious misconduct or (after [written] warning)

wilful neglect in the discharge of his duties under this agreement; or

(5)                                  SGC or Board reasonably believes that the Executive is guilty of any fraud, dishonesty or conduct tending to bring himself, the Company or any Group Company into disrepute including for the avoidance of doubt any criminal offence (except a road traffic offence not involving a custodial sentence); or

(6)                                  the Executive becomes prohibited by law from being or acting as a director of the Company;

(7)                                  the Executive resigns as a director of the Company other than at the request of the Board;

(8)                                  any failure to meet the standards applicable to a company subject to gaming regulations; or

(9)                                  a violation of the anti-corruption warranties and representations contained in Attachment A.

Following a termination of employment for Cause, Executive will not be entitled to receive any additional compensation or benefits under this Agreement except in accordance with U.K. law.

(b) Termination By the Executive:  Should the Executive wish to terminate this Agreement during the term, Executive may do so by providing six (6) months written notice to her supervisor after which termination, Executive shall be entitled to earned salary and vested and non-forfeitable benefits and other amounts required by U.K. law.

(c) Termination by Reason of Disability or Death of Executive or Termination by the Company without Cause:  In the event the Executive becomes disabled and is unable to perform assigned duties under this Agreement or dies, or in the event this employment is terminated by the Company without Cause, the Executive, or Executive’s designated beneficiary, as the case may be, shall receive such benefits as required by U.K. law, provided, however, that the parties agree that in the event of death, Executive’s estate shall receive a sum equal to three (3) times his base salary through a Company paid life insurance policy.  In the event Executive is terminated by the Company without cause, except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, all stock options, deferred stock, restricted stock and other equity-based awards held by Executive at termination will become fully vested and non-forfeitable, and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted.

(d)  Other Conditions of Termination

(i)            Upon termination of Executive’s employment with the Company, the Executive shall upon the request of the Company resign from all (if any) offices held by him in the Company and all (if any) trusteeships held by him under any pension scheme or any trust established or subscribed to/by the Company; and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation and the Executive shall immediately return to the Company all correspondence, documents, papers, memoranda, notes, records such as may be contained in magnetic media or other forms of computer storage, videos, tapes (whether or not prepared or produced by his) and any copies thereof charge and credit cards and all other property (including any car) belonging to the Company which may be in the Executive’s possession or under his control.

(ii)           The Executive shall not at any time after the termination of his employment represent himself as being in any way connected with or interested in the business of the Company. The Company may in its absolute discretion at any time after notice of termination shall have been given by either party lawfully terminate this Agreement by notice in writing with immediate effect by paying to the Executive an amount equal to his Base Salary entitlement for the then unexpired period of notice (subject to deduction at source of income tax and national insurance contributions).

(iii)          The Company reserves the right to place the Executive on garden leave in accordance with the terms of Schedule 1 and also in its absolute discretion to require the Executive to take any unused but accrued holiday entitlement during any period of notice.

(iv)          Except as may be provided under this Agreement, under any other written agreement between the Executive and the Company, or under the terms of any plan or policy applicable to the Executive, the Executive shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

7.             Retirement Age.   Subject to the statutory right to request to continue working beyond normal retirement age, the Appointment will terminate automatically upon the Executive reaching normal retirement age which is 65.

8.             Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by the Executive, except in accordance with the laws of descent and distribution and as specified below. The Company may assign this Agreement and the Company’s rights and obligations hereunder, and shall assign this Agreement and such rights and obligations, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company (or a business unit of the Company for which the Executive provided services) prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree in writing to assume the Company’s obligations and be bound by this Agreement. For purposes of this Agreement, “Successor” shall mean any person that succeeds to, or has the practical ability to control, the Company’s business directly or indirectly, by merger or consolidation, by purchase or ownership of voting securities of the Company or all or substantially all of its assets or those relating to a particular business unit of the Company to which provides services, or otherwise. The Company may also assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to the Executive hereunder. This Agreement shall be binding upon and inure to the benefit of the Executive, the Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.     Other Conditions.

(a)           This Agreement is also conditioned on Executive’s compliance with Company policies, the Scientific Games UK Code of Conduct and the specific terms contained in Attachment A to this Agreement.

(b)           The parties of this Agreement have not entered into any other written or oral agreements, relating to the subject matter hereof.

(c)           If any provision of this Agreement is or becomes ineffective, the remaining provisions of this Agreement shall thereby not be affected. In such a case, the parties shall replace the ineffective provision by a legally admissible provision which as closely as possible reaches the economic goal of the invalid provision.

(d)           Any amendments or additions to this Agreement shall be in writing to become effective.

(e)           This Agreement shall be governed by U.K Law except as to those provisions relating to the award of SGC equity which shall be governed by U.S. law related to securities.

10.           Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to Executive at his last address with the Company and to the Company at the address set forth below or at such other address as may be designated by such party by like notice:

Scientific Games Corporation

750 Lexington Avenue

New York, N.Y. 10022

Attention: General Counsel

11.   Data Protection. The Executive’s personal data will be held by the Company in its manual and automated filing systems.  The Executive consents to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area (including in particular, but without limitation, the US)  in order for the Executive’s role to be performed and this agreement to be fulfilled, for decisions to be made regarding the Executive’s employment or continued employment, for obtaining or carrying out work from or for customers or potential customers, or for the purpose of any potential sale of over 50% of the shares of the Company or any Holding Company of the Company or other change of control or any potential transfer of the Executive’s employment under the Transfer of Undertaking (Protection of Employment) Regulations 2006. Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors and, in the case of obtaining or carrying out work, disclosure to customers or potential customers. The Executive consents to the Company processing sensitive data including medical information for the purpose of the performance of the Appointment and fulfillment of this agreement and determining the Executive’s fitness to carry out duties on behalf of the Group.  The Executive further consents to the Company processing data regarding sex, marital status, race, ethnic origin or disability for the purpose of monitoring to ensure equality of opportunity within the Group. The Executive shall use all reasonable endeavours to keep the Company informed of any changes to his personal data.

12.   Contracts (Rights Of Third Parties) Act 1999. A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

13.   Tax. The Executive shall pay and fully indemnify the Company against all income tax payable by the Company on his behalf by reason of the provision of the company car referred to in clause 4 above and any of the other benefits received by the Executive in connection with the Appointment.  The Company shall be entitled to make deductions from the Base Salary or other payments due to the Executive to satisfy any such income tax liability.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on May 13, 2008, to be deemed effective as of the date first above written.

The Global Draw

By:	/s/ Ira H. Raphaelson
Ira H. Raphaelson
Director

Acknowledged and Agreed:

/s/ Stephen Frater
Stephen Frater

Date:	May 13, 2008

ATTACHMENT A

Warranties, Obligations and Restraints

The Company existence is based on research and development and the Company business consists in selling products derived from the Company know how and research.  The Company has invested substantial money in securing appropriate employees highly remunerated for their abilities and the know-how they are bringing to the Company.  The Company every year spends considerable amounts in development and research and it is to be recognised that the very existence of the Company depends on the research and know-how of its employees.  In these circumstances you acknowledge that the following warranties, obligations and restrictions are reasonable.

1.1                              Warranties by Employees

(a)                                  You certify and warrant that all information supplied by you to the Company is complete, truthful, and accurate.

(b)                                 You certify and represent that, in connection with its activities with or for the Company, you:

(i)                                    will comply with the laws, rules and regulations of all applicable jurisdictions including, but not limited to, applicable gaming, competition, anti-money laundering, licensing, and registration laws, as well as anti-corruption laws, including the laws, regulations, and administrative requirements promulgated under the OECD Convention on Combating Bribery of Foreign Public Officials as adopted by the UK and the United States Foreign Corrupt Practices Act (FCPA);

(ii)                                 have not made or authorized and will not, directly or indirectly, make or authorize any payments or gifts, or offers or promises of payments or gifts or things of value, directly or indirectly, to any official or employee of any U.K., U.S. or foreign national, state, or local (including EU) government or any agency or instrumentality thereof; to any candidate for public office; to any political party, or any officer or employee thereof; and

(iii)                              have not paid, or offered, or agreed to pay any political contributions in respect of any business for which you provide or may have provided services to the Company, and that you will not do so in the future;

(iv)                             will exercise reasonable oversight to ensure compliance with applicable laws and Company policy by subordinates and such consultants as have been engaged in accordance with Company policy and whose work is supervised by you.

(v)                                will fully cooperate in any investigation in the event that the Company requests such cooperation.

(c)           Attached hereto as Schedule 2 is a Code of Business Conduct (the Code). By execution of this agreement, you warrant and certify that you fully understand the Code with respect to international sales transactions and relations with customers and suppliers, and that you will do nothing in the performance of the services required under this agreement which will be in conflict with the Code.

(d)                                 You further certify and represent that, in connection with its activities for the Company, you will represent the interests of the Company zealously and in accordance with the highest professional and ethical standards.  You will advise the Company if at any time you become aware that positions taken by you or the Company can be interpreted to violate any law.

(e)                                  You certify and represent that, unless disclosed in writing to the Company prior the execution of this agreement, you have not been convicted of or pleaded guilty to a criminal offence (Except MINOR traffic citations), including one involving fraud, corruption, or moral turpitude and that you are not now the subject of any government investigation for such offences.

(f)                                    You agree to give prompt written notice to the Company if, at any time during the term of the agreement, you have failed to comply with or have breached any of the warranties in this Attachment.

You specifically acknowledge that the Company is subject to the gaming and licensing requirements of various jurisdictions and is obliged to take reasonable efforts to determine the suitability of its business associates.  You agree to cooperate fully with the Company in providing it with any information, of whatever nature, that the Company deems necessary or appropriate in assuring itself that you possess the good character, honesty, integrity, and reputation applicable to those engaged in the gaming industry, and specifically represent that there is nothing in your background, history, or reputation that would be deemed unsuitable under the standards applicable to the gaming industry.  If the Company, during the term of this agreement, is notified by any regulatory agency that the conduct of the business with you will jeopardize the Company’s or an affiliate’s license, or the ability to be licensed, or if the Company concludes that you fail to meet the above criteria, this agreement shall terminate immediately upon written notice to you, at:

1.2                              Competition

You warrant that at the date of commencement of employment, and during the term of this agreement, you will not be directly or indirectly engaged, connected or interested in any trade, business, company or occupation of any kind which is in competition, or potential competition, with the Company Business or the business of any subsidiary or company related from time to time to the Company.

1.3                              Confidentiality

During the course of your employment, you will have access to confidential information of the Company or of a subsidiary or a company related from time to time to the Company.  You agree to maintain secrecy concerning business matters and to abstain from communicating any business information to third parties who are not expressly authorised by the Company to receive such information.  In this context, you are specifically obligated in any capacity (including as employee, independent contractor, consultant, principal, agent, director, joint venture, partner, trustee, beneficiary) to maintain strict secrecy with respect to all software data carriers, information, documents and documentation that have been disclosed, are disclosed or will be disclosed to you as a result of the agreement and your employment with the Company.  You agree that during the period of this agreement and also after its termination, you shall in no way whatsoever make such information, and any Confidential Information or Developed Material whether directly or indirectly, accessible to third parties, i.e., people not working for the Company.  You also agree that you will not in any capacity directly or indirectly during the period of the agreement and also after its termination, except as directed by the Company, use or facilitate, or allow others to use, Confidential Information or Developed Material. You acknowledge that this agreement is confidential and you shall consider it as such.

1.4                              Restraint

You will not, for six months and the geographical area of the UK and Austria after the termination of your employment with the Company:

(a)                                  perform work or provide services in any capacity (including as employee, independent contractor, consultant, principal, agent, director, joint venture, partner, trustee, beneficiary), directly or indirectly, for any person or entity that competes with the Company’s Business, in which you have been involved or in respect of which you have received confidential information and for the same period shall not carry on any business, either directly or indirectly, that so competes with the Company;

(b)                                 perform work or provide services in any capacity (including as employee,  independent contractor, consultant, principal, agent, director, joint venture, partner, trustee, beneficiary), directly or indirectly, for any person, and for the same period shall not carry on any business, either directly or indirectly, that so competes with the Company in the geographical area herein;

(c)                                  solicit, canvas or endeavour to entice away from the Company any client or customer of the Company, or any person, who at any time during the last 6 months of your employment including the date of the termination of your employment, were or are clients or customers of the Company or are in the habit of dealing with the Company and with whom you had obtained business on behalf of the Company or any group company or for whom you had management responsibility;

(d)                                 solicit, interfere with, or endeavour to entice away any senior employee of the Company employed in the capacity of executive, senior sales person or senior technical employee; or

(e)                                  counsel, or otherwise assist any person to do any of the acts referred to above.

1.5                              Property of Developed Material

You acknowledge and agree that all Developed Material and all property (whether tangible or intangible) which is created, developed, expanded, added to and/or modified in any manner by you during your employment is, and will remain, the sole and exclusive property of the Company at all times during your employment and after termination.

1.6                              Inventions

You agree that you shall immediately inform the Company about any inventions, designs, improvements or developments made during working time or leisure time, by you alone or in co-operation with someone else, which you become aware of during your employment period and which relate to the business of the Company.  You expressly undertake to transfer any claims in such invention to the Company without any charge and to sign all papers and necessary wherewithal to obtain patents, on behalf of the Company and at the cost of the Company.

1.7                              Assignment of Intellectual Property

You agree that you hereby assign all your assignable rights, title and interest to, and in, any property relating to the Company Business (whether tangible or intangible) which is created during your employment, including all rights to any designs, inventions, patents or other industrial or intellectual property.

1.8                              Misrepresentation Following Termination

You undertake that you will not, after termination of your employment, represent that you continue to be in any way connected with, or interested in the Company or any subsidiary or related company from time to time.

1.9                              Obligations and Restraints Considered Reasonable

You acknowledge:

(a)                                  that the restraints contained herein are reasonable in all the circumstances of your employment, and that you agree they are necessary for the protection and maintenance of the Company and of the Company Business.

(b)                                 Any provision in this agreement which is found by a court of competent jurisdiction invalid or unenforceable is to be read down for the purposes of that jurisdiction, if possible, so as to be valid and enforceable, and is otherwise capable of being severed to the extent of the invalidity or unenforceability, without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction.  This clause has no effect if the severance alters the basic nature of this agreement, or is contrary to public policy.

1.10                       Injunction

You acknowledge that your failure to observe and perform the obligations and restraints in this Appendix may cause the Company damage which is unable to be assessed or compensated by damages.  You agree that in these circumstances, the Company may be entitled if the law so permits to seek an order for specific performance, an injunction restraining you from acting in breach of the restraints in herein, or any other equitable remedy available.

1.11                       Waiver of Restraint

The Company may at its own discretion wave any or all restraints imposed by this Agreement. Any such waver of restraint must be formally presented in writing to you by the Company.

/s/ Stephen Frater

Executive

SCHEDULE 1

GARDEN LEAVE

The Company reserves the right at its absolute discretion to allow or require the Executive to take such period of additional holiday as it thinks fit during the period following notice of termination, without giving any reason for so acting and/or to remove him from his normal duties during all or part of his notice period.  This is referred to as “Garden Leave”.

During such time the Company shall not be obliged to provide the Executive with work, but shall continue to pay him his salary and provide contractual benefits.

During this period the Executive shall remain available for work, may be required to perform tasks other than his normal duties which are consistent with his position or a hand over and he must not begin any employment or engagement with any third party.

If the Company requires the Executive to take Garden Leave, the Company reserves the right to require him not to attend any Company premises and not to have business contact with any customers, suppliers or employees of the Company during the period of Garden Leave without the prior consent of the President of Scientific Games International.

The Executive’s other express and implied duties to the Company as a result of his employment continue during Garden Leave.